United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

October 17, 2007

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas		71730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 17, 2007, the Executive Compensation Committee (“Committee”) of the Board of Directors of Deltic Timber Corporation acted to effect a change-in-control agreement with Phillip A. Pesek who will, effective October 22, 2007, become a direct report to the Company’s CEO by virtue of Mr. Pesek’s election as a Vice President, General Counsel and Secretary of the Company. The form of the change-in-control agreement made by the Committee is identical to those entered with other CEO direct reports. A copy of this form was filed as Exhibit 10.18 to the 8-K of the Company filed October 24, 2006 and is incorporated herein. The Committee also acted to award Mr. Pesek a non-qualified stock option for 10,000 shares, at an exercise price equal to the closing price of the Company’s Stock on the day prior to its meeting. The option is exercisable as to 25 percent of the award on the anniversary date of the grant over the next four years. The form of the option agreement was filed as Exhibit 10.14 to the Company’s Form 10-K for the year ended December 31, 2004.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 18, 2007, Deltic Timber Corporation, a Delaware corporation, issued a press release announcing Deltic’s Rowe Retires, New Vice President, General Counsel and Secretary Named. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit 99.1 A news release dated October 18, 2007 announcing Deltic’s Rowe Retires, New Vice President, General Counsel and Secretary Named is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

Date: October 18, 2007	By:	/s/ Ray C. Dillon
Ray C. Dillon, President and CEO